UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  December 16, 2010

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah

0-13316

87-0395567

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation or organization)

File No.)

Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047

(Address of principal executive offices, including zip code)

(801) 562-2252

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission.

Item 1.01.  Entry into a Material Definitive Agreement.

On December 16, 2010, Broadcast International, Inc. (the “Company”) entered into a loan restructuring agreement with Castlerigg Master Investments Ltd., the holder of its $15.0 million senior secured convertible note.  The loan restructuring agreement provides that, subject to and contingent upon the successful closing of a private offering with proceeds of not less than $8,500,000, the note will be amended and restated as an unsecured, senior convertible note in the principal amount of $5.5 million.  The amended and restated note will mature three years from closing, bear an annual interest rate of 6.25%, payable semi-annually, and be convertible into shares of the Company’s common stock at a conversion price of $1.35 per share, subject to adjustment.  The Company is obligated to pay approximately $343,750, representing the aggregate amount interest on the amended and restated note through December 31, 2011, at the closing of the transactions contemplated by the loan restructuring agreement (the “Closing”).

In consideration for amending the note, which currently represents obligations to repay $15.0 million of principal and approximately $2.75 million in accrued but unpaid interest, at the Closing, the holder will receive $2.5 million in cash, payable from the proceeds of the private offering, and a number of shares of the Company’s common stock (or, at the option of the holder, a combination of shares of common stock and warrant exercisable for shares of common stock at an exercise price of $0.05 per share) equal to $3.5 million divided by the price per share of common stock paid by the investors in the private offering.  The holder will also forgive approximately $6.25 million of principal and accrued interest indebtedness, and the holder will surrender to the Company for cancellation warrants to purchase a total of 5,208,333 shares of the Company’s common stock.  At the Closing, each of the Company’s subsidiaries will enter into a guaranty with the holder pursuant to which they will guarantee the Company’s obligations under the amended and restated note.

Pursuant to the loan restructuring agreement, the Company and the holder will enter into an Investor Rights Agreement at the Closing, which provides the holder of the senior secured convertible note will receive certain registration rights with respect to the Company’s securities held by such holder.  These registration rights include an obligation of the Company to issue additional warrants to the holder if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.  The agreement contains other terms and conditions that the Company believes are standard and customary for agreements of such type.

The Company and the holder have each made customary representations, warranties and covenants in the loan restructuring agreement.  The obligations of the parties to consummate the transactions contemplated by the loan restructuring agreement are subject to customary closing conditions, including that no material adverse effect shall have occurred or worsened.  The Company has post-closing indemnification obligations pursuant to the loan restructuring agreement customary for transactions of this nature.  The loan restructuring agreement may be terminated by either party if the Closing does not occur on or prior to December 31, 2010, and for other customary reasons.  The Company has agreed to reimburse the fees and expenses of the holder incurred in connection with the transactions contemplated by the loan restructuring agreement, including, without limitation, reasonable attorneys’ fees, promptly upon demand whether or not the Closing occurs.

On December 22, 2010, the Company also entered into an amended note with the holder of its $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  The holder of this $1.0 million note will be issued 150,000 shares as consideration for extending the note and an additional number of shares, valued at $0.60 per share, to cover the payment of accrued interest in the amount of approximately $80,000.

The foregoing summaries of the loan restructuring agreement and the exhibit thereto are not necessarily complete and are qualified in their entirety by reference to the complete text of the loan restructuring agreement, including the exhibits thereto, which are also included as exhibits to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(c)

Exhibits:

10.1-

Loan Restructuring Agreement dated December 16, 2010.

10.2-

Form of Amended and Restate Note (Exhibit A to Loan Restructuring Agreement dated December 16, 2010).

10.3-

Form of Investor Rights Agreement (Exhibit B to Loan Restructuring Agreement dated December 16, 2010).

10.4-

Form of Warrant (Exhibit C to Loan Restructuring Agreement dated December 16, 2010).

10.5 – Amendment to 8% Convertible Note Due 2010 dated December 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2010.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:   /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

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